Exhibit 10.31

RESTRICTED CASH AWARD AGREEMENT

THIS AGREEMENT, made as of ____________________, 2026, (the “Agreement”) between UNDER ARMOUR, INC. (the “Company”) and _____________________________ (the “Grantee”).
In consideration of the promises and the mutual covenants set forth herein, the parties hereby agree as follows:
1.Definitions.
(a)“Cause” shall mean the occurrence of any of the following: (i) the Grantee’s material misconduct or neglect in the performance of his or her duties; (ii) the Grantee’s commission of any felony, offense punishable by imprisonment in a state or federal penitentiary, any offense, civil or criminal, involving material dishonesty, fraud, moral turpitude or immoral conduct or any crime of sufficient import to potentially discredit or adversely affect the Company’s ability to conduct its business in the normal course; (iii) the Grantee’s material breach of the Company’s written Code of Conduct, as in effect from time to time; (iv) the Grantee’s commission of any act that results in severe harm to the Company, excluding any act taken by the Grantee in good faith that he or she reasonably believed was in the best interests of the Company; or (v) the Grantee’s material breach of the Employee Confidentiality, Non-Competition and Non-Solicitation Agreement or the Employee Confidentiality and Non-Solicitation Agreement, as applicable, by and between the Grantee and the Company, or any other similar agreement containing post-employment obligations to the Company, such as nondisclosure, noncompetition, and/or nonsolicitation, entered into by the Grantee and the Company or any subsidiary thereof (the “Confidentiality Agreement”). However, none of the foregoing events or conditions will constitute Cause unless the Company provides the Grantee with written notice of the event or condition and thirty (30) days to cure such event or condition (if curable) and the event or condition is not cured within such 30-day period.
(b)“Change in Control” means a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A.
(c)“Disability” means a physical or mental condition of the Grantee with respect to which the Grantee is eligible for benefits under a long-term disability plan sponsored by the Company or an affiliate or would be eligible if the Grantee had purchased coverage under such long-term disability plan.
(d)“Good Reason” shall mean the occurrence of any of the following events: (i) a material diminishment in the scope of the Grantee’s duties or responsibilities with the Company; (ii) a material reduction in the Grantee’s current base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites; or (iii) a requirement that the Grantee relocate more than fifty (50) miles from his or her primary place of business as of the date of a Change in Control, or a significant increase in required travel as part of the Grantee’s duties and responsibilities with the Company. However, none of the foregoing events or conditions will constitute Good Reason unless (A) the Grantee provides the Company with written objection to the event or condition within ninety (90) days following the occurrence thereof, (B) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving such written objection, and (C) the Grantee resigns his or her employment within thirty (30) days following the expiration of such cure period.
(e)“Retirement” shall mean the Grantee’s voluntary termination from employment after attainment of age 62 with at least five (5) years of continuous service (or after other significant service to the Company, as determined to be satisfied by the Chief Executive Officer and the Chief Financial Officer of the Company in writing); provided, however, that the termination was not occasioned by a discharge for Cause. Notwithstanding the foregoing, if the Grantee’s employment is terminated involuntarily pursuant to a restructuring plan approved by the Company’s Board of Directors and the Grantee otherwise satisfies the requirements of “Retirement” as set forth in this Agreement on the termination date, such involuntarily termination shall be deemed a Retirement for purposes of this Agreement.
(f)“Section 409A” means Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder.
(g)“Successor” shall mean the continuing or successor organization, as the case may be, following a Change in Control.
2.Grant of Restricted Cash Award. Pursuant to, and subject to, the terms and conditions set forth herein, the Company hereby grants to the Grantee a cash award of $_____ (the “Award”).
3.Grant Date. The Grant Date of the Award hereby granted is May 14, 2026.
4.[Reserved.]
5.Vesting and Settlement of Award.
(a)Vesting. The Award shall vest in three equal installments on May 15, 2027, May 15, 2028 and May 15, 2029; provided that (i) the Grantee remains continuously employed by the Company through each such applicable vesting date, and (ii) the Grantee has duly executed this Agreement within one (1) year of receipt of the Agreement. Except as provided in Section 5(b) or Section 6, all unvested portions of the Award will be automatically forfeited if the Grantee terminates employment for any reason prior the applicable vesting date.
(b)Special Vesting Upon Death, Disability and Retirement. Notwithstanding Section 5(a), in the event that the Grantee’s employment with the Company is terminated upon the occurrence of an event specified in sub-clauses (i) or (ii) below, the unvested portion of the Award shall vest on the dates specified in sub-clauses (i) or (ii) (as applicable) below:
i.In the event of the Grantee’s death or Disability at any time, the unvested portion of the Award not previously forfeited shall immediately vest on the date of the Grantee’s death or termination of employment as a result of Disability; and
ii.In the event of the Grantee’s Retirement, (A) if the Grantee’s date of Retirement is on or after the first vesting date specified in Section 5(a), the unvested portion of the Award shall immediately vest on such date of Retirement and (B) if the Grantee’s date of Retirement is before the first vesting date specified in Section 5(a), the following portion of the Award will vest: (x) the full value of the Award covered by this Agreement, multiplied by (y) a fraction, the numerator of which is the number of months immediately following the Grant Date during which the Grantee was continuously employed by the Company (rounded up to the nearest whole month) and the denominator of which is the number of months between the Grant Date and the final vesting date as specified by Section 5(a) (rounded to the nearest whole month). For the avoidance of doubt, if the Grantee’s date of Retirement is before the first vesting date specified in Section 5(a), the portion of the Award that did not vest in accordance with the preceding sentence shall be forfeited.
(c)Settlement of Award. Within the first full pay period after each vesting date described in Sections 5(a) or 5(b), as applicable, the Company shall pay to the Grantee a lump sum cash amount equal to the applicable portion of the vested Award .
6.Change in Control.
(a)In the event of a Change in Control in which the Award will not be continued, the unvested portion of the Award not otherwise forfeited shall vest in full on the day immediately prior to the date of the consummation of the transaction(s) that constitutes the Change in Control.
(b)In the event of a Change in Control following which the Award will be continued, the Award shall vest on the dates set forth in Section 5(a) or 5(b), as applicable, of this Agreement.

(c)If the Award is continued as set forth in Section 6(b) above, and within two (2) years following the Change in Control the Grantee is terminated by the Successor (or an affiliate thereof) without Cause or resigns for Good Reason, the Award shall immediately vest upon such termination or resignation.
(d)Within the first full pay period after each vesting date set forth in Sections 6(a), (b) or (c), as applicable, the Company shall pay to the Grantee a lump sum cash payment equal to the applicable portion of the vested Award.
7.Forfeiture. Subject to the provisions of Sections 5 and 6 of this Agreement, with respect to the portion of the Award that does not vest on the date the Grantee’s employment terminates, the Award shall expire and such unvested portion of the Award shall immediately be forfeited on such date.
8.Employee Confidentiality Agreement. As a condition to the grant of the Award, the Grantee shall have executed and become a party to the Confidentiality Agreement. To the extent permitted under applicable law, the Grantee hereby acknowledges and agrees that such Confidentiality Agreement remains in full force and effect, subject to the terms therein.
9.[Reserved.]
10.Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.
11.Integration. This Agreement (including the Confidentiality Agreement) contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.
12.Withholding Taxes. The Company shall withhold from the Award any and all taxes that the Company determines to be required pursuant to any law, regulation, or ruling. The Company shall have the right to require the Grantee to remit to the Company, or to withhold from other amounts payable to the Grantee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements as a result of the Award..
13.Data Privacy. The Company is located at 101 Performance Drive Baltimore, MD 21230, U.S.A. and grants awards to employees of the Company and its Subsidiaries and affiliates, at the Company’s sole discretion. The Grantee acknowledges that he or she has reviewed the following information about the Company’s data processing practices and declares his or her consent.
(a)Collection and Usage. The Company collects, processes and uses personal employee data, including name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, citizenship, job title, any shares of stock or directorships held in the Company, and details of all equity awards and certain cash awards granted, canceled, vested or outstanding in the Grantee's favor, which the Company receives from the Grantee or the Employer (“Data”). If the Company grants the Grantee a cash award, then the Company will collect the Grantee’s Data for purposes of implementing, administering and managing such award. The Company’s legal basis for the collection, processing, and use of the Grantee’s Data is the Grantee’s consent.

(b)Third-Party Administrator. The Company may transfer the Grantee’s Data to The Charles Schwab Corporation, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of cash and equity awards. In the future, the Company may select a different service provider and share my Data with another company that serves in a similar manner.
(c)[Reserved].
(d)Voluntariness and Consequences of Consent, Denial or Withdrawal. The Grantee’s grant of consent hereunder is purely voluntary. The Grantee may deny or withdraw his or her consent at any time. If the Grantee does not consent, or if the Grantee later withdraws his or her consent, the Grantee may be unable to receive any payout of the Award. This would not affect the Grantee’s existing employment or salary; instead, the Grantee merely may forfeit the opportunities associated with the Award.
(e)Data Retention. The Grantee understands that the Grantee’s Data will be held only as long as is necessary to implement, administer and manage the Grantee’s Award.
(f)Data Subject Rights. The Grantee understands that the Grantee may have the right under applicable law to (i) access or copy the Grantee’s Data that the Company possesses, (ii) rectify incorrect Data concerning the Grantee, (iii) delete the Grantee’s Data, (iv) restrict processing of the Grantee’s Data, or (v) lodge complaints with the competent supervisory authorities in the Grantee’s country of residence. To receive clarification regarding these rights or to exercise these rights, the Grantee understands that the Grantee can contact Human Resources at GlobalCompensationTeam@underarmour.com. The Company will process the Grantee’s requests related to these rights as the law allows, which means in some cases there may be legal or other official reasons that Company may not be able to address the specific request related to the Grantee’s rights to protect the Grantee’s privacy. The Company will take steps to verify the Grantee identity before fulfilling any such request.
If the Grantee agrees with the data processing practices as described in this notice, he or she should declare his or her consent by clicking “Accept” on the Charles Schwab award acceptance page.
14.Section 409A. It is intended that the Award be exempt from, or comply with, Section 409A and this Agreement shall be construed in a manner that effects such intent. However, the tax treatment of the Award provided under this Agreement is not warranted or guaranteed. A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and references to “termination,” “termination of employment” or like terms shall mean “separation from service,” within the meaning of Section 409A, from the Company. Notwithstanding anything to the contrary, to the extent any amount would constitute non-exempt deferred compensation for purposes of Section 409A, this Agreement shall be interpreted and administered in compliance with Section 409A, including the requirement that if the Company determines that the Grantee is a “specified employee” within the meaning of Section 409A, then to the extent any payment under this Agreement on account of the Grantee’s separation from service would be considered nonqualified deferred compensation under Section 409A, such payment shall be delayed until the earlier of (a) the date that is six (6) months and one day after the date of such separation from employment or (b) the date of the Grantee’s death. For purposes of Section 409A, Grantee’s right to receive any installment payment will be treated as a right to receive a series of separate and distinct payments.
15.[Reserved.]
16.Counterparts; Electronic Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement may be signed by the Company through application of an authorized officer’s signature, and may be signed by the Grantee through an electronic signature.
17.Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without regard to the provisions governing conflict of laws. For purposes of litigating any dispute that arises under this Award or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Maryland, and agree that such litigation will be conducted in the jurisdiction and venue of the United States District Court for the District of Maryland or, in the event such jurisdiction is not available, any of the appropriate courts of the State of Maryland, and no other courts.
18.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
19.Grantee Acknowledgment. The Grantee hereby acknowledges that all decisions, determinations and interpretations of the Company’s Board of Directors, or a committee thereof, in respect of this Agreement and this Award shall be final and conclusive.
The Company has caused this Agreement to be duly executed by its duly authorized officer and said Grantee has hereunto signed this Agreement on the Grantee’s own behalf, thereby representing that the Grantee has carefully read and understands this Agreement as of the day and year first written above.

UNDER ARMOUR, INC.
By:

GRANTEE